Exhibit 23.2

CONSENT OF COUNSEL

We consent to the references to our firm under the captions “Income Tax Aspects,” “Legal Matters” and “Experts” in this Pre-Effective Amendment No. 2 to the Form S-1 Registration Statement as filed with the United States Securities and Exchange Commission on March 18, 2003 and the related Prospectus for Citigroup Diversified Futures Fund L.P.

March 18, 2003

/s/    Willkie Farr & Gallagher